Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Magnum Hunter Resources Corporation
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-194932, 333-196618 and 333-197859) and Form S-8 (Nos. 333-168802, 333-169814, 333-171168, 333-177488, and 333-186674) of Magnum Hunter Resources Corporation of our reports dated March 2, 2015, relating to Magnum Hunter Resources Corporation’s consolidated financial statements and the effectiveness of its internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Dallas, Texas
March 2, 2015